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                             AGREEMENT TO TERMINATE
                                       THE
                          SUB-ADMINISTRATION AGREEMENT
                         BETWEEN BBOI WORLDWIDE LLC AND
                                   BERGER LLC
                               WITH RESPECT TO THE
                        BERGER/BIAM WORLDWIDE FUNDS TRUST
                     BERGER/BIAM WORLDWIDE PORTFOLIOS TRUST

         This AGREEMENT TO TERMINATE THE SUB-ADMINISTRATION AGREEMENT (the "Termination Agreement") is made effective the 12th of May, 2000 between BBOI Worldwide LLC ("BBOI"), a Delaware limited liability company and BERGER LLC, a Nevada limited liability company ("Berger").

         WHEREAS, BBOI and Berger entered into that certain Sub-Administration Agreement dated October 11, 1996, whereby BBOI has delegated certain administrative and managerial duties and responsibilities to Berger (the "Agreement");

         WHEREAS, BBOI and Berger desire to terminate the Agreement in the manner hereinafter set forth;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BBOI and Berger agree as follows:

         1. Termination of the Agreement. The Agreement is hereby terminated.

         2. Effect of Termination. Each party's rights, remedies, and obligations under the Agreement are terminated without any liability whatsoever to the other party.

         IN WITNESS THEREOF, the parties have caused this Termination Agreement to be executed by their duly authorized officers effective as of the date first written above.

BBOI WORLDWIDE LLC                             BERGER LLC

By:                                            By:
   --------------------------------               ------------------------------
Name:  Jack R. Thompson                        Name:  Jack R. Thompson
Title: Co-Chief Executive Officer              Title: President